Ed Murray, WY Secretary of State
FILED: 07/20/2017 10:03 AM
Original ID: 2012-000622917
Amendment ID: 2017-002107026

PROFIT CORPORATION
ARTICLES OF AMENDMENT
OF
CRITIC CLOTHING, INC.

Critic Clothing, Inc., a Wyoming corporation (the "Corporation"), hereby certifies as follows:

1. The current name of the Corporation is "Critic Clothing, Inc."

2. The Articles of Incorporation are hereby amended by the addition of a new Article 13, which shall read as follows:

THIRTEEN: Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

3. This Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4. This Amendment was duly adopted on July 10, 2017.

5. This Amendment was adopted in accordance with W.S. 17-16-1003 of the Business Corporation Act of the State of Wyoming by the Board of Directors of the Corporation at a meeting of the Board of Directors of the Corporation and by affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon at a meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused Articles of Amendment of the Articles of Incorporation to be signed as of the 10th day of July, 2017, by its Secretary, John Figliolini.

CRITIC CLOTHING, INC.

By: ____________________
John Figliolini
Secretary